                                                  RETENTION AWARD
                                                   Harold B. Ray

                                                       Terms

Amount
$600,000 present value, equally divided between deferred cash and EIX stock units.

Vesting
The deferred cash and EIX stock units will vest 100% on the first day of the month in which HBR attains age 65
(August 2005).  The award is forfeited if HBR voluntarily terminates his employment earlier.

Deferred Cash
Deferred cash will be credited under the Executive Deferred Compensation Plan (EDCP) on January 2, 2003.  This
retention award is not subject to the double death benefit provided in Article 8 of the EDCP.

Stock Units
$300,000 will be converted to EIX stock units based on the average of the closing prices of EIX common stock for the last 60 days of 2002, and the EIX stock units will be credited to an unfunded bookkeeping account on January
2, 2003.  The EIX stock units will accrue dividend equivalents if dividends are paid on EIX common stock and will accumulate without interest.  The EIX stock units and dividend equivalents will be paid in cash on the first day of the month in which HBR attains age 65 at a value equal to the average of the closing prices of EIX common stock for the 60 days prior to that date.  At least six months prior to the scheduled payment date, HBR may elect to defer payment under the terms of the DCP.

Involuntary Severance, Death or Disability
In the event HBR's employment is terminated due to involuntary severance, death or disability, a pro rata portion of the retention award will vest and be paid based on the number of full months worked prior to such termination divided by the total number of months in the vesting period.  The EIX stock units so vested will be paid at a value equal to the average of the closing prices of EIX common stock for the 60 days prior to the date employment ends.